EXHIBIT 10.8
AmegyBank
1807 Ross Avenue, Suite 400
Dallas, Texas 75201
March 26, 2008
INFINITY ENERGY RESOURCES, INC.
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202

Re:	Second Forbearance Agreement
Ladies and Gentlemen:
This letter (this “Agreement”) sets forth the second forbearance agreement among INFINITY ENERGY RESOURCES, INC. (“Borrower”), a Delaware corporation; INFINITY OIL AND GAS OF TEXAS, INC., a Delaware corporation, and INFINITY OIL & GAS OF WYOMING, INC., a Wyoming corporation (collectively “Guarantors”); and AMEGY BANK NATIONAL ASSOCIATION (“Lender”). Borrower, Guarantors, and Lender previously entered into a Forbearance Agreement (the “First Forbearance Agreement”) dated August 31, 2007. Capitalized terms below have the meanings assigned in the Loan Agreement dated January 9, 2007, among Borrower, Guarantors, and Lender, as amended (the “Loan Agreement”).
     1. Forest Transactions. Borrower and Guarantors have consummated the following transactions as contemplated by the First Forbearance Agreement:
          (a) The sale of certain oil and gas properties of Infinity Oil & Gas of Wyoming, Inc. (“IOGWy”), excluding, however, an undivided 20% interest retained in all undeveloped leasehold acreage, pursuant to an Asset Purchase and Sale Agreement dated December 26, 2007, but effective October 1, 2007, between IOGWy, as seller, and FOREST OIL CORPORATION (“Forest”), a New York corporation, as buyer; and
          (b) The farmout of certain undeveloped leasehold acreage of Infinity Oil and Gas of Texas, Inc. (“IOGTx”), pursuant to a Farmout and Acquisition Agreement (the “Farmout Agreement”) dated December 26, 2007, between IOGTx, as farmor, and Forest, as farmee.

     2. Borrowing Base. Effective as of the date of this Agreement, Lender has reduced the Borrowing Base to $3,806,000.00, until reset by Lender in connection with the next redetermination of the Borrowing Base. Lender reserves the right to make the next redetermination of the Borrowing Base at any time.
     3. Borrowing Base Deficiency. The new Borrowing Base results in a Borrowing Base deficiency in the amount of $7,097,468.29 (the “Deficiency”). On or before the end of the Forbearance Period (as defined below), Borrower and Guarantors agree to cure the Deficiency by selling assets, refinancing of the Revolving Loan, or raising capital on terms acceptable to Lender.
     4. Events of Default. Borrower and Guarantors acknowledge that the following Events of Default have occurred and remain outstanding (the “Existing Defaults”):
          (a) The Existing Defaults set forth in the First Forbearance Agreement;
          (b) Borrower and Guarantors breached the financial covenants set forth in Subsection (a) — (h) of Section 8 of the Loan Agreement for the periods ended September 30 and December 31, 2007; and
          (c) Borrower and Guarantors breached the covenants set forth in Subsections (g), (h), (i), and (m) of Section 7 of the Loan Agreement for the periods ended September 30, 2007 and December 31, 2007.
     5. Forbearance. Lender, Borrower, and Guarantors agree to a forbearance period commencing as of December 1, 2007, and continuing through May 31, 2008, unless terminated earlier by Lender due to a Default, as defined below (the “Forbearance Period”). During the Forbearance Period, but subject to a Default, Lender will forebear from exercising any remedies under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents. Borrower and Guarantors agree that all statutes of limitation with respect to enforcement of the Revolving Note, the Guaranties, and the Security Documents will be tolled during the Forbearance Period and for ninety (90) days thereafter.
     6. Temporary Waiver. Borrower and Guarantors have requested that Lender temporarily waive the Existing Defaults and additional defaults under the provisions covered by the Existing Defaults, excluding, however, the following (the “Excluded Defaults”): (i) any additional defaults under the additional debt prohibitions in Subsection (h) of Section 7 of the Loan Agreement, and (ii) any additional defaults under the use of Free Operating Cash Flow prohibitions in Subsection (h) of Section 8 of the Loan Agreement. Lender hereby waives the

Existing Defaults through the Forbearance Period only. This is a temporary and limited waiver, and Lender reserves the right to require strict compliance with all covenants under the Loan Agreement, including the covenants violated as set forth above, in the future. This waiver does not modify, supplement, or alter any of the terms of the Loan Agreement or any other Loan Document. Further, this waiver shall not be construed as a commitment by Lender to waive any future violation of the same or any other term or condition of the Loan Agreement or any of the Loan Documents. Neither the negotiation or execution of this Agreement will be an election of any right or remedy available to Lender; and, except as specifically limited or postponed herein, Lender reserves all rights and remedies.
     7. Interest. Borrower and Lender hereby agree that during the Forbearance Period (including the Forbearance Period under the First Forbearance Agreement), the entire unpaid principal balance owed on the Revolving Note shall accrue interest at the sum of the Stated Rate, plus the Applicable Margin as set forth in the Revolving Note; provided, however, that Lender reserves the right to impose the default rate of Stated Rate, plus six percent (6.0%) (the “Default Rate”), as set forth in the Revolving Note, at any time after the termination of the Forbearance Period, in the event that an Event of Default remains uncured and outstanding. Further, in lieu of the additional interest accrued and unpaid under the First Forbearance Agreement, calculated as the difference between the Default Rate and the sum of the Stated Rate, plus the Applicable Margin, Borrower shall pay the Forbearance/Waiver Fee set forth below.
     8. Additional Collateral. In consideration of the forbearance under this Agreement, Borrower agrees to sign and deliver a Commercial Security Agreement (the “Security Agreement”) in Proper Form, granting a security interest in any future sale proceeds from the sale of all or any part of the rights Borrower may have in the Tyra and Perlas Blocks, offshore Nicaragua, as awarded to Borrower by the Republic of Nicaragua in 2003, as hereafter amended and modified (the “Nicaragua Concessions”), and affected by Sentencia No. 92, Expediente No 591-06, rendered by the Supreme Court of Justice of the Republic of Nicaragua, Constitutional Hall, dated May 2, 2006, in any future subsidiaries in which the rights with respect to the Nicaragua Concessions are assigned, and in any proceeds or rights related to Borrower’s insurance policies issued by the Overseas Private Investment Corporation (“OPIC”) related to the Nicaragua Concessions (the “OPIC Policies”). Borrower and Guarantors agree to mortgage all oil and gas properties and leasehold interests (excluding the Nicaragua Concessions) owned by Borrower or Guarantors and not previously mortgaged to Lender as additional security for the Notes. Further, Borrower and Guarantors agree to use their reasonable best efforts to obtain within thirty (30) days of the date of this Agreement a waiver of the prohibition against liens from the lessors on the Murray lease, Erath County, Texas, and thereafter to mortgage this lease. Lender agrees to release without delay the Security Agreement in the event that the OPIC notifies Borrower of payment of compensation for a claim made by Borrower under the OPIC Policies; provided, however that if released the Security Agreement under such circumstances, Borrower agrees that the compensation for a claim made by Borrower under the OPIC Policies shall still be paid to Lender for application to the Revolving Loan.

     9. Lockbox. Section 8 of the First Forbearance Agreement regarding payment of all production proceeds to the Lockbox Account shall remain in effect until all amounts lawfully due and owing on the Revolving Note and the Hedge Liabilities are paid in full, except Subsection (f) of Section 8 of the First Forbearance Agreement is modified to read as follows:
          “(f) Notwithstanding the provisions of Subsection (f) of Section 8 of the Loan Agreement, beginning April 1, 2008, Borrower and Guarantors shall not permit cash general and administrative expenses on a consolidated basis to exceed $75,000.00 per month during term of this Agreement; provided, however, that general and administrative expenses in excess of this monthly limit may be accrued and paid only after the Revolving Loan and Hedge Liabilities have been paid in full.”
     10. Sale of Oil and Gas Properties. In order to cure the Deficiency, Borrower and Guarantors agree to take the following actions:
          (a) Upon the written directive of Lender, to be exercised in Lender’s sole discretion, but subject to shareholder approval to the extent required by applicable law, Borrower and Guarantors shall proceed with (i) the sale and marketing of the interest retained in the oil and gas properties of IOGWy (the “Rockies Properties”); and (ii) the sale and marketing of interests in the Texas oil and gas properties of IOGTx (the “Texas Properties”). If elected by Lender, Borrower and Guarantors shall devote their substantial efforts, time, talents, and expertise to the sale and marketing of the Rockies Properties and the Texas Properties, will take all lawful actions as will result in the prompt payment of the Deficiency, and will thereafter accept any commercially reasonable offer to buy the Rockies Properties and the Texas Properties, or any of them; provided no oil and gas property or leasehold interest which is mortgaged to Lender shall be sold except on terms and price acceptable to Lender and with the prior written approval of Lender.
          (b) Upon Lender’s election to proceed with the sale of the Rockies Properties and the Texas Properties, or any of them, Borrower and Guarantors shall thereafter use their best efforts to (i) promptly open a data room on the properties to be sold, (ii) to promptly obtain firm proposals for the sale of the properties, (iii) to execute a definitive agreement or agreements, subject to stockholder approval if required, for the sale of properties with proceeds sufficient to repay the Deficiency, and (iv) seek stockholder approval, if required, and consummate the sale of the properties as soon as practicable thereafter, but in no event later than the end of the Forbearance Period.
          (c) Borrower and Guarantors shall promptly provide Lender with a copy of the agreement or engagement letter with any oil and gas broker or consultant retained to assist with sales under this Section; and thereafter Borrower and Guarantors shall provide a monthly report on the first (1st) day of each month, to be prepared by the oil and gas broker or consultant engaged by Borrower and Guarantors to facilitate the sale of the oil and gas properties and leasehold interests, that includes any and all information pertaining to property bids, the current status of any bids or sale discussions, and all marketing efforts employed to sell the Rockies Properties and the Texas Properties. Notwithstanding any provision to the contrary, at least two business days prior to the date on which Borrower proposes to pay such, Borrower shall deliver to Lender in usual and customary form reasonably acceptable to Lender reasonable detail of all broker fees and other transaction costs related to the sale of the properties proposed to be paid from proceeds in the Lockbox Accounts, and thereafter Borrower may pay such fees and costs as are approved by Lender (which approval shall not be unreasonably withheld, delayed, or denied).
          (d) No sale of any of the Rockies Properties and the Texas Properties, or any of them, will be permitted to an affiliate of Borrower or Guarantors, unless Lender consents in writing.
          (e) Borrower and Guarantors will direct the net sale proceeds from the sale of any of the Rockies Properties and the Texas Properties to be paid to Lender to be applied to the Revolving Note and collection costs in such order as determined by Lender and shall take all lawful actions to ensure that the proceeds of any such sales are contemporaneously with the closing thereof applied to the Revolving Note and collection costs as herein provided.
     11. Nicaragua Concessions. So long as the Deficiency remains uncured or there is any outstanding Event of Default, Borrower and Guarantors agree that:
          (a) They shall not sell, assign, transfer, or otherwise dispose of all or any interest in the Nicaragua Concessions, without the prior written consent of Lender, except for (i) the sale of hydrocarbons in the ordinary course of business, and (ii) the sale or transfer of equipment or inventory in the ordinary course of business or that is no longer necessary for the business of Borrower or that is obsolete or replaced by equipment of at least comparable value and use, and (iii) the assignment or transfer required under Section 10.02 of the OPIC Policies after payment of compensation for a claim made by Borrower under the OPIC Policies; and
          (b) They shall not mortgage, assign, hypothecate, pledge, or encumber, and not create, incur, or assume any lien or security interest on or in, the Nicaragua Concessions (or any interest in the Nicaragua Concessions), without the prior written consent of Lender, except for any security interest in favor of Lender and the Permitted Encumbrances.

     12. Escrow Agreement. In connection with the Farmout Agreement with Forest, IOGTx, Forest, Lender, and Amegy Bank National Association, as escrow agent, have entered into an Escrow Agreement (the “Escrow Agreement”) dated December 27, 2007, providing for the payment of certain liens and claims from funds held in escrow, in accordance with the terms therein.
     13. Lease Operating Expense. By March 31, 2008, Borrower and IOGTx shall provide evidence to Lender that the lease operating expense on the Texas properties of IOGTx does not exceed an average of $2,500 per well per month; and thereafter Borrower and IOGTx shall not permit the lease operating expense on the Texas properties of IOGTx to exceed an average of $2,500 per well per month.
     14. Hedge Transactions.
          (a) In connection with the sale of the Rockies oil and gas properties to Forest, Borrower and Guarantors terminated all outstanding Hedge Transactions. A hedge termination fee in the amount of $56,085.00 is owed by Borrower to Lender in connection with the termination of those Hedge Transactions, and this hedge termination fee shall be payable on or before the Deferral Date (as defined below).
          (b) Notwithstanding the terms of Section 4 of the Loan Agreement, Borrower and Guarantors agree that during the Forbearance Period and so long thereafter as any Event of Default remains outstanding and uncured, Borrower and Guarantors shall not enter into any Hedge Transaction without the prior written consent of Lender. If Lender consents to any additional Hedge Transactions, those Hedge Transactions must comply with the terms of Section 4 of the Loan Agreement.
     15. Audit and Inspections. (a) Borrower and Guarantors agree that Lender and its auditors or accountants may, during the term of this Agreement, conduct an audit at Borrower’s and Guarantors’ offices and examine, audit, and make and take away copies or reproductions of Borrower’s and Guarantors’ books and records reasonably required by Lender, relating to (i) the sources and uses of all funds advanced by Lender under the Revolving Note, and (ii) the sources and uses of all production proceeds attributable to Borrower’s and Guarantors’ oil and gas properties. Lender will provide Borrower and Guarantors with one business day written notice of its intention to commence the audit. Borrower and Guarantors agree to cooperate with Lender and comply with all reasonable requests in connection with the audit, and Borrower and Guarantors hereby consent to the review and use by Lender’s auditors of Borrower’s third-party audit of the books and records of Borrower, Guarantors, and any other subsidiaries, including the supporting documentation and work papers of such independent auditors.

     16. Reporting Requirements. Until the Revolving Note and all other obligations and liabilities of Borrower under the Revolving Note and the other loan documents are fully paid and satisfied, Borrower and Guarantors will furnish to Lender the following in Proper Form:
          (a) On or before March 31, 2008, a 180-day operating/cash flow forecast for Borrower and Guarantors and a pro-forma working capital balance for Borrower and Guarantors as of February 29, 2008.
          (b) Within ten (10) days of the end of each month, a pro-forma working capital balance for Borrower and Guarantors as of the end of the prior month.
          (c) On or before March 31, 2008, a written plan to pay-down the pro forma Accounts Payable balance.
          (d) As received and available, Borrower and Guarantors shall promptly provide to Lender all information related in any way to their ability to raise additional capital.
          (e) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any agreement or engagement letter with an oil and gas broker or consultant, all written purchase bids, purchase agreements, and farm-in proposals related in any way to the prospective sale of any of the Rockies Properties and the Texas Properties and shall promptly inform Lender of any unwritten offers or bids.
          (f) As received and available, Borrower and Guarantors shall promptly provide to Lender copies of any term sheets or financing proposals received that would result in the Deficiency being cured or a refinance of the entire outstanding amount owed on the Revolving Note and Hedge Liabilities.
          (g) Notwithstanding the provisions of Subsection (h) of Section 9 of the Loan Agreement, within fifty (50) days of the end of each month, a production report, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, settlements of any Hedge Transactions, the cash lease operating expenses, including non-recurring cash operating expenses, intangible drilling costs, and capital expenditures, general and administrative expenses, the number of wells operated, drilled, or abandoned, the name, address, telephone number, and contact of the first purchaser of production for all of the Properties, and such other information as Lender may reasonably request;

          (h) Within ten (10) days of the release of any funds under the Escrow Agreement, evidence of the payments made under the Escrow Agreement and lien releases in recordable form acceptable to Lender, releasing any lien claims made with respect to those amount paid under the Escrow Agreement;
          (i) On or before March 31, 2008, Borrower will provide Lender with a proposed budget of recurring operating expenses, non-recurring operating expenses, general and administrative expenses, and any capital expenditures for the oil and gas properties expected to be paid during the Forbearance Period and supporting documentation for those expenses and expenditures; and
          (j) Such other information respecting the condition and the operations, financial or otherwise, of Borrower, Guarantors, and the Properties as Lender may from time to time reasonably request.
     17. Forbearance Fee. In consideration of the forbearance by Lender under this Agreement and the waiver of the Existing Defaults and for other valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower agrees to pay to Lender a Forbearance/Waiver Fee calculated as follows, and due on or before the earlier of the following (the “Deferral Date”): (i) the termination of the Forbearance Period, (ii) the cure of the Deficiency, or (iii) the refinance of the Revolving Note by another lender:
          (a) Forbearance/Waiver Fee under the First Forbearance Agreement in the amount of $220,000.00; plus
          (b) Forbearance/Waiver Fee due because of the failure to pay the additional interest and the original Forbearance/Waiver Fee under the First Forbearance Agreement in the amount of $333,666.67; plus
          (c) Forbearance/Waiver Fee for December 2007 in the amount of $223,666.67; plus
          (d) Forbearance/Waiver Fee for each month from January 2008 through May 2008, inclusive, calculated as one percent (1.0%) of the average daily outstanding principal balance on the Revolving Note for the month as of the last day of each of those months (or as of the Deferral Date if such occurs during any month).

The Forbearance/Waiver Fees and all other fees are non-refundable and earned by Lender upon execution of this Agreement.
     18. Conditions Precedent. The obligation of Lender to enter into this Agreement and to forbear with respect to the Existing Defaults is subject to Borrower’s satisfaction, in Lender’s sole discretion, of the following conditions precedent:
          (a) Except for the Deficiency and the Existing Defaults, all representations and warranties set forth in Section 6 of the Loan Agreement must be true as of the date of this Agreement, except for Subsection (d) of Section 6 which is qualified by the lawsuits set forth in Schedule A attached.
          (b) the negotiation, execution, and delivery of Loan Documents in Proper Form, including, but not limited to, the following:
(i)	this Agreement;

(ii)	the Security Agreement; and

(iii)	Borrower and Guarantors Resolutions.
          (c) there shall not have occurred a material adverse change in the business, assets, liabilities (actual and contingent), operations, or financial condition of Borrower or in the facts and information regarding such entities as represented to date.
     19. Default and Remedies.
          (a) As used in this Agreement, “Default” means (i) any breach by Borrower or Guarantors of their obligations under this Agreement, (ii) any misrepresentation by Borrower or Guarantors of the representations or warranties set forth in this Agreement, or (iii) any further Event of Default under the Loan Agreement, other than additional defaults under the provisions covered by the Existing Defaults, excluding the Excluded Defaults.
          (b) Upon a Default, Lender may terminate the Forbearance Period and exercise any and all rights and remedies available to it, including, without limitation, those under the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, the Loan Documents, this Agreement, and any other instrument or agreement relating hereto, or any one or more of them. All rights and remedies of Lender shall be cumulative and concurrent and, after a Default, may be pursued separately, successively, or together as often as occasion therefore shall arise, at the sole discretion of the Lender.

     20. Other Representations. Borrower and Guarantors hereby represent to Lender as follows:
          (a) The execution, delivery, and performance of this Agreement by Borrower and Guarantors have been duly authorized by Borrower’s and Guarantors’ respective boards of directors and this Agreement constitutes their legal, valid, and binding obligations, enforceable in accordance with their respective terms; and
          (b) Except as set forth on Schedule A hereto, there are no actions, suits, or proceedings pending or threatened against or affecting Borrower, Guarantors, or the Properties, before any court or governmental department, commission, or board, which, if determined adversely, would have a material adverse effect on any of the Properties or the operations or financial condition of any of Borrower or Guarantors.
     21. Confirmations.
          (a) Borrower and Guarantors agree that the following amounts are due and outstanding with respect to the Revolving Note as of March 12, 2008:

Principal	$10,903,468.29
Interest	$21,655.50

Total	$10,925,123.79
Borrower and Guarantors agree that there is no set off or defense to payment of the Revolving Note or the Hedge Liabilities.
          (b) As security for the Notes, Borrower and Guarantors previously executed the Security Documents. Borrower and Guarantors ratify and confirm the Security Documents, acknowledge that they are valid, subsisting, and binding, and agree that the Security Documents secure payment of the Notes (including the Revolving Note) and the Loans (including the Revolving Loan).
          (c) In connection with the Revolving Note, Guarantors executed the Guaranties. Guarantors ratify and confirm the Guaranties, acknowledge that the Guaranties are valid, subsisting, and binding upon Guarantors, and agree that the Guaranties guarantee payment of the Revolving Note. Guarantors agree that there is no defense to payment under the Guaranties.
          (d) Borrower and Guarantors hereby represent to Lender that all representations and warranties set forth in Section 6 of the Loan Agreement are true and correct as of the date of execution of this Agreement, except for Subsection (d) of Section 6 which is qualified by the lawsuits set forth in Schedule A attached; and that, except for the Existing Defaults, Borrower and Guarantors are in compliance as of the date of execution of this Agreement with all covenants set forth in Section 7 of the Loan Agreement, all financial covenants set forth in Section 8 of the Loan Agreement, and all reporting requirements set forth in Section 9 of the Loan Agreement.
     22. Validity and Defaults. The Loan Agreement remains in full force and effect. Borrower and Guarantors acknowledge that the Loan Agreement, the Revolving Note, the Security Documents, the Guaranties, and the other Loan Documents are valid, subsisting, and binding upon Borrower and Guarantors; no uncured breaches or defaults exist under the Loan Agreement, except for the Existing Defaults; and no other event has occurred or circumstance exists which, with the passing of time or giving of notice, will constitute a default or breach under the Loan Agreement. Borrower and Guarantors ratify the Loan Agreement.
     23. Release. For valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Guarantors hereby RELEASE AND FOREVER DISCHARGE Lender and its officers, directors, employees, agents, representatives, attorneys, subsidiaries, and affiliates (collectively “Released Parties”), from any and all claims, counterclaims, demands, damages, debts, suits, obligations, liabilities, offsets, rights, actions, and causes of action of any nature whatsoever (collectively “Claims”), caused by, because of, as a result of, arising from, or related in any way to the Loan Agreement, the Revolving Note, the Security Documents, the Loan Documents, this Agreement, any other transaction between Lender and Borrower, or any act, omission, communication, transaction, occurrence, representation, promise, breach, fraud, violation of any statute or law, or any other matter whatsoever or thing done, omitted, or suffered by any of the Released Parties, whether those Claims are now or hereafter accrued or possessed, whether known or unknown, direct or indirect, liquidated or unliquidated, absolute or contingent, foreseen or unforeseen, at law or in equity, and now or hereafter asserted, including, without limitation, claims for contribution or indemnity, claims of control, fraud, duress, mistake, tortuous interference, usury, negligence, or violations of the Texas Consumer Protection and Deceptive Trade Practices Act.
     24. Advice from Counsel. Borrower and Guarantors understand that this Agreement is legally binding and represent to Lender that each has obtained independent legal counsel from the attorney of their choice regarding the meaning and legal significance of this Agreement. The parties agree that no provision of this Agreement shall be interpreted or construed against a party because that party prepared the provision, it being agreed that all parties have participated in the drafting of this Agreement and have had legal counsel of their choice.

     25. Governing Law and Venue. THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, AND ALL LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND SHALL BE PERFORMED IN DALLAS COUNTY, TEXAS. BORROWER, GUARANTORS, AND LENDER IRREVOCABLY AGREE THAT VENUE FOR ANY ACTION OR CLAIM RELATED TO THIS AGREEMENT, THE LOAN AGREEMENT, THE REVOLVING NOTE, OR ANY LOAN DOCUMENTS SHALL BE IN DALLAS COUNTY, TEXAS.
     26. Savings Clause. Regardless of any provision contained in the Loan Agreement, the Revolving Note, the Security Documents, the other Loan Documents, or this Agreement, it is the express intent of the parties that at no time shall Borrower or Guarantors pay interest in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on the Revolving Note, any amount in excess of the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), and, in the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balance of the Revolving Note, and, if the principal balance of the Revolving Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether the interest paid or payable exceeds the maximum lawful rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum extent permitted under applicable law, spread the total amount of interest throughout the entire contemplated term of the Revolving Note so that the interest rate is uniform throughout the term.
     27. Fax Provision. This Agreement and the related Loan Documents may be executed in counterparts, and Lender is authorized to attach the signature pages from the counterparts to copies for Lender and Borrower. At Lender’s option, this Agreement and the related Loan Documents may also be executed by Borrower and Guarantors in remote locations with signature pages faxed to Lender. Borrower and Guarantors agree that the faxed signatures are binding upon Borrower and Guarantors, and Borrower and Guarantors further agree to promptly deliver the original signatures for this Agreement and the related Loan Documents by overnight mail or expedited delivery. It will be an Event of Default if Borrower or Guarantors fail to promptly deliver all required original signatures.
     28. Captions. Captions are for convenience only and should not be used in interpreting this Agreement.

     29. Final Agreement.
          (a) In connection with the Loans, Borrower, Guarantors, and Lender have executed and delivered this Agreement, the Loan Agreement, and the Loan Documents (collectively the “Written Loan Agreement”).
          (b) It is the intention of Borrower, Guarantors, and Lender that this paragraph be incorporated by reference into each of the Loan Documents. Borrower, Guarantors, and Lender each warrant and represent that their entire agreement with respect to the Loans is contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower, Guarantors, and Lender that are not reflected in the Written Loan Agreement.
          (c) THE LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
If the foregoing correctly sets forth your understanding of our agreement, please sign and return one copy of this letter. Notwithstanding any provision to the contrary, this Agreement shall only be effective if Borrower and Guarantors sign and return to Lender by 3 p.m., Houston, Texas time, on Thursday, March 27, 2008.

Yours very truly, AMEGY BANK NATIONAL ASSOCIATION
By:	/s/ A. Stephen Kennedy
A. Stephen Kennedy,
Senior Vice President/ Manager - Energy Group

Accepted and agreed to
this 27th day of March, 2008:
BORROWER:

INFINITY ENERGY RESOURCES, INC.

By:	/s/ Stanton E. Ross Stanton E. Ross, Chairman
and Chief Executive Officer

GUARANTORS:

INFINITY OIL AND GAS OF TEXAS, INC.

By:	/s/ Stanton E. Ross Stanton E. Ross, President

INFINITY OIL & GAS OF WYOMING, INC.

By:	/s/ Stanton E. Ross Stanton E. Ross, President
Exhibits and Schedules:
Schedule A – Lawsuits